June 6, 2006

Liberty Star Gold Corporation

2766 N Country Club Road

Tucson, Arizona 85716

Dear Sirs:

Re: Common Stock of Liberty Star Gold Corporation Registered on Form SB-2/A filed June 6, 2006

We have acted as counsel to Liberty Star Gold Corporation (the “Company”), a Nevada corporation, in connection with the filing of an amended registration statement on Form SB-2/A (the "Registration Statement") pertaining to the registration under the Securities Act of 1933, as amended, of up to 19,498,516 shares of the Company's common stock, consisting of 6,754,174 shares which are currently outstanding, 10,000,000 shares that may be issued pursuant to a Standby Equity Distribution Agreement and 2,744,342 shares that may be issued upon the exercise of share purchase warrants (the "Registered Shares"), as further described in the Registration Statement filed on June 6, 2006.

In connection with this opinion, we have examined the following documents:

(a)	Articles of Incorporation of the Company, as amended;
(b)	By-Laws of the Company;

(c)          Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)	The Registration Statement; and

(e)          The Prospectus/Information Statement (the "Prospectus") constituting a part of the Registration Statement.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

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Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares which are currently outstanding, have been duly and validly authorized and issued, and are fully paid and non-assessable. We are also of the opinion that any Registered Shares to be issued through exercise of warrants once issued in accordance with their terms, including full payment, will be duly and validly authorized and issued, fully paid and non-assessable. We are also of the opinion that any Registered Shares to be issued through the Standby Equity Distribution Agreement, once issued in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable.

This opinion letter is opining upon and is limited to the current federal laws of the United States and Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ CLARK WILSON LLP

BIP/kfr

D/ljm/864853.1